                                                                     EXHIBIT 3

                              JOHN E. SANFILIPPO

                         IRREVOCABLE TRUST AGREEMENT

        This agreement is made on October 8, 1996, between me, JASPER SANFILIPPO, as grantor, and my wife, MARIAN SANFILIPPO ("my wife"), as trustee. I am transferring to the trustee $10.00 and other property. The trustee shall hold such property for the benefit of my son, JOHN E. SANFILIPPO ("JOHN"), as hereinafter provided. This trust shall be known as the "John E. Sanfilippo Irrevocable Trust, dated October 8, 1996."

             FIRST: A. The trustee shall pay to JOHN, commencing with the creation of the trust and continuing until the termination of the trust, all of the income of the trust and so much or all of the principal thereof as the trustee determines to be required or advisable from time to time for JOHN'S reasonable support and medical care, considering his other resources known to the trustee.

             B. Upon JOHN'S death, the trust shall terminate and the trustee shall distribute any accrued or undistributed income of the trust to JOHN'S estate and the principal of the trust to such person or persons, other than JOHN'S estate, his creditors and the creditors of his estate, as JOHN may appoint by will which specifically exercises this limited power of appointment. The trustee may assume that JOHN left no will if at the expiration of three (3) months after JOHN'S death the trustee has no knowledge of the existence of his will. Principal of the trust not validly appointed by JOHN shall be distributed to his descendants per stirpes who are living upon the termination of the trust and if none, to my descendants per stirpes who are then living.

                      SECOND: The following provisions shall apply to each trust created by this agreement:

                      A. If under any prior provision of this agreement a
                 share of any trust is distributable, except by the exercise of a power of appointment, to a beneficiary who has not then attained age 21, the beneficiary's share shall immediately vest in the beneficiary but in the trustee's discretion the trustee shall either (1) create a custodianship for the beneficiary under a Uniform Transfers to Minors Act and distribute the share to that custodian; (2) distribute the share to a then acting custodian for the beneficiary under a Uniform Transfers to Minors Act; or (3) retain the share in a separate trust as follows: the trustee shall pay to the beneficiary so much or all of the income and principal of the trust as the trustee determines to be required or advisable from time to time for the beneficiary's reasonable support, education and medical care, considering the beneficiary's other resources known to the trustee. Income not paid to the beneficiary shall be added to trust principal. When the beneficiary attains age 21, the trust shall terminate and the trustee shall distribute to the beneficiary the principal and any accrued or undistributed income of the trust. If the beneficiary dies before attaining age 21, the trust thereupon shall terminate and the trustee shall distribute the principal and any accrued or undistributed income of the trust to the beneficiary's estate.

                        B. Mandatory income payments shall be made in quarterly
                 installments, or more often if the trustee sees fit.

                        C. Each trust created under this agreement or pursuant
                 to any power of appointment granted hereunder shall terminate not later than the day immediately preceding the date 21 years after the death of the last to die of me, my wife and my descendants who are living on March 16, 1990, and the trustee shall upon that day, regardless of any other provision of this agreement, distribute the principal and any accrued or undistributed income of each trust then held hereunder to the income beneficiary thereof.

                 THIRD: In addition to the powers from time to time conferred on the trustee by the Illinois Trusts and Trustees Act, the trustee shall have the following powers exercisable in the trustee's discretion:

                        A. To charge or not to charge against income an
                 allowance for depreciation;

                        B. To borrow money from any source, including but not
                 limited to, the banking department of a successor corporate trustee;

                        C. If at any time the principal of a trust required to
                 be held under the terms of this agreement is less than $50,000 in value, to distribute the principal and any accrued or undistributed income of the trust to its income beneficiary, and that trust shall thereupon terminate, notwithstanding any provisions in this agreement to the contrary;

                        D. When there is a trust under this agreement and a trust under another document, each having the same beneficiary or beneficiaries and terms which are substantially identical as to the distribution of income and principal, to transfer all of the assets of such trust under this agreement to the trustee or trustees of the substantially identical trust, and thereupon such trust under this agreement shall terminate;

                        E. To retain as an investment of the trusts securities of any one or more closely-held businesses which may become an asset of the trusts, and/or of any successor to or subsidiary or affiliate of each such business. Each such business and all successors, subsidiaries and affiliates thereof, if any, are hereinafter singly and collectively referred to as the "Company." "Securities" shall include common and preferred stocks, bonds, debentures, voting trust certificates, interests in limited liability companies, and any other evidence of a proprietary or partnership interest in and/or an obligation of the Company. The trustee shall have with reference to such securities the following powers, in addition to those elsewhere herein granted:

                            1. To participate in the management of the Company as an officer or director or otherwise, with appropriate compensation;

                        2. To extend credit to the Company from the banking
                 department of a corporate successor trustee; and

                        3. To increase the investment of the trusts in the Company by any means, including but not limited to, one or more of the following: making secured or unsecured loans to the Company, purchasing or subscribing to securities of the Company, or pledging assets for debts of the Company.
                 The trustee shall exercise ordinary business judgment in determining how long such securities shall be retained, it being the settlor's intention that the trustee retain such securities as long as in the trustee's judgment it is in the best interest of the beneficiaries, and the trustee shall not be liable for any loss resulting from such retention. The settlor realizes that he is exposing the trusts to risks inherent in all business operations but he believes those risks justifiable by the possibility of preserving the capital and income values of such securities. To the extent that the trustee renders services to the Company, the trustee may charge the Company for those services. Nothing in this agreement shall be construed to prevent any individual trustee from being employed or retained by the Company at a salary or fee commensurate with the value of his or her service, nor to prevent him or her from purchasing such securities from the trusts or from any other source; 4.
                 F. To make secured or unsecured loans to the income beneficiary of any trust hereunder, and to pledge trust assets, guarantee or otherwise encumber trust assets for any debts, loans, obligations or liabilities of the income beneficiary of any trust hereunder, all as the trustee considers proper and at the sole discretion of the trustee. Notwithstanding the foregoing, a trustee who is the beneficiary of any trust hereunder shall not have any powers under this paragraph relating to the trust or trusts of which the trustee is the beneficiary. The trustee shall not be liable to any beneficiary of any trust hereunder or any other person or entity for deciding in the trustee's discretion to exercise or not to exercise the powers under this paragraph and the trustee shall not be personally liable under any such pledge, guarantee or other encumbrance; and

                G. To do all other acts to accomplish the proper management, investment and distribution of the trusts.

             FOURTH: No interest under this trust shall be assignable by any beneficiary. Cash or other property distributable hereunder shall not be subject to claims of any creditor of any beneficiary, nor to claims for alimony or maintenance. Nothing herein contained shall prevent the exercise of any power of appointment under this agreement or prevent distribution of money or property to the estate of a deceased beneficiary when required by this agreement.
             FIFTH: The following provisions shall apply to each trust created by this agreement:

                  A. If for any reason my wife does not act or continue to
             act as trustee, JOHN is appointed successor trustee. If for any reason
                                       -6-
             neither of the foregoing individuals acts or continues to act as trustee, my other child or children who are then living and competent are appointed successor co-trustees or sole trustee, as the case may be. If for any reason one of my remaining children does not act or continue to act as a successor co-trustee, that vacancy shall not be filled, except that if none of the foregoing act or continue to act as trustee, THE NORTHERN TRUST COMPANY, of Chicago, Illinois, is appointed successor trustee. If for any reason none of the foregoing nor any successor trustee appointed as hereinafter provided acts or continues to act as trustee, a successor trustee shall be appointed as provided in the Illinois Trusts and Trustees Act and shall be any "qualified corporate trustee". A "qualified corporate trustee" shall be any corporation situated in the United States and authorized under the laws of the United States or of any state thereof to administer trusts and with capital, surplus and undivided profits of at least fifty million dollars.

                 B. While more than one trustee is acting:

                        1. The term "trustee" as used in this agreement shall
                 be read as "trustees" and, where appropriate, the singular shall be read as the plural, and corresponding changes shall be read in references to gender.

                        2. Any trustee may from time to time, by signed
                 revocable instrument, delegate to the other trustee or trustees the exercise of all or less than all of the powers herein conferred upon the successor co-trustees jointly.

                        C. For purposes of this agreement, an individual shall
                   be determined to be incompetent (1) if the individual is under age 18, or (2) if the individual is age 18 or older, upon the unanimous determination by his or her attending physician and such of my children who are then living and competent that the individual is incapable of properly managing his or her financial affairs (except that the individual whose competency is in question shall not participate in that determination).

                        D. If an individual is acting as a trustee hereunder
                   and a determination is made that he or she is incompetent, that determination shall be deemed to constitute his or her resignation as trustee.

                        E. The income beneficiary of any trust created under
                   this agreement may at any time approve the trustee's accounts with respect to that trust, with the same effect as if a court having jurisdiction over the trust approved the accounts.

                        F. The income beneficiary of each trust created
                   hereunder shall have the right from time to time, while living and competent, to remove the then acting corporate trustee of such trust and to appoint any qualified corporate trustee as successor corporate trustee. If the income beneficiary desires to exercise his or her rights under this paragraph, the income beneficiary shall deliver to the trustee whom he or she intends to remove and to the trustee whom he or she intends to appoint, an instrument signed by the income beneficiary reciting such removal and appointment. Such removal and appointment shall take effect 30 days after the removed trustee receives that instrument.

                        G. In the case of any incompetent income beneficiary, a
                 living and competent parent or child, or guardian or conservator if the income beneficiary has no living and competent parent or child, may receive notices, approve accounts, appoint successor trustees and removal corporate trustees as provided in this article on behalf of the incompetent income beneficiary.

                        H. Notwithstanding any contrary provision herein, no
                 individual trustee shall participate as trustee in making any decisions relating to a discretionary distribution of income or principal of the trust property to any beneficiary to the extent that such distribution would be in discharge of such trustee's legal obligation (in his or her individual capacity) to support such beneficiary. If an individual trustee is precluded, from participating in a particular decision by the foregoing provisions of this paragraph, then the decision shall be made by the other trustee who is not so precluded, if any. If the sole trustee or all of the co-trustees are precluded from participating in a particular decision, then the trustee or trustees with respect to any such trust may appoint by an instrument filed with the trust records any person (other than the settlor) or qualified corporate trustee to act as a "special trustee" of such trust whose sole power shall be to make those decisions relating to discretionary distributions of income and principal of any trust hereunder which the trustee is precluded from making. If for any reason the trustee who appoints a "special trustee" pursuant to this paragraph ceases to act as a trustee, the term of office of the "special trustee" shall terminate. A "special trustee" may act in such capacity more than once.

                 SIXTH: This agreement is irrevocable and may not be amended.

                 SEVENTH: This agreement shall be governed by and interpreted in accordance with the laws of Illinois.

                 IN WITNESS WHEREOF, I and the trustee have signed this agreement on the date first written above.


                                 /s/ Jasper Sanfilippo
                                    -----------------------------
                                    JASPER SANFILIPPO, as Grantor


                                 /s/ Marian Sanfilippo
                                    -----------------------------
                                    MARIAN SANFILIPPO, as Trustee